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                WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES     EXHIBIT 11.1
                   COMPUTATION OF EARNINGS (LOSS) PER COMMON
                         AND COMMON EQUIVALENT SHARES

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

                                                                               52 Weeks Ended
                                                              -------------------------------------------------
                                                              June 29, 1997     June 30, 1996      July 2, 1995
                                                              -------------     -------------      ------------
Computation of primary earnings (loss) per
      common and common equivalent shares:

      Net loss applicable to common stock                      $(11,209,361)     $   (247,890)     $ (7,331,421)
                                                               ============      ============      ============

      Weighted average number of common shares outstanding       13,451,487        12,040,163         8,921,543
                                                               ============      ============      ============

      Primary loss per common share                            $      (0.83)     $      (0.02)     $      (0.82)
                                                               ============      ============      ============

Computation of earnings (loss) per common share assuming full dilution (A):

      Net loss applicable to common stock                      $(11,209,361)     $   (247,890)     $ (7,331,421)

      Dividends on preferred stock                                  296,586           296,586           294,680

      Interest on 9% convertible subordinated debentures             19,530            19,530           222,660
                                                               ------------      ------------      ------------

      Income (loss) assuming full dilution                     $(10,893,245)     $     68,226      $ (6,814,081)
                                                               ============      ============      ============

      Weighted average number of shares outstanding              13,451,487        12,040,163        10,003,426

      Common shares issuable from stock option plans
           and from warrants                                      2,998,903         3,121,633         2,814,320

      Less shares assumed repurchased with proceeds             (14,299,639)       (6,098,472)       (3,620,946)

      Shares assumed issued upon conversion of
           preferred stock                                          411,925           411,925           411,925

      Shares assumed issued upon conversion of 9%
           subordinated debentures                                   43,400            43,400            43,400
                                                               ------------      ------------      ------------

      Common shares outstanding assuming full dilution            2,606,076         9,518,649         9,652,125
                                                               ============      ============      ============

      Earnings (loss) per common and common equivalent
           share assuming full dilution                        $      (4.18)     $       0.01      $      (0.71)
                                                               ============      ============      ============

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(A)  This calculation is submitted in accordance with the Securities and
     Exchange Act of 1934, Release No. 9083, although it is contrary to paragraph 40 of APB Opinion No. 15 because it produced an anti-dilutive result for years ended June 30, 1996 and July 2, 1995.